Exhibit 10.24

Silicon Valley Bank

Amended and Restated

Mutual Subordination Agreement

(Debt and Security Interest)

Borrower:	Applied Precision Holdings, LLC
Applied Precision, LLC

Subordinating Creditor:	Lakeside Management L.L.C.

Date:	August 25, 2004

This Amended and Restated Mutual Subordination Agreement is executed by the above-named Creditor (“Creditor”) in favor of Silicon Valley Bank (“Silicon”), whose address is 3003 Tasman Drive, Santa Clara, California 95054, with respect to the above-named Borrower (“Borrower”) and amends and restates in its entirety that certain Mutual Subordination Agreement between Subordinating Creditor and Silicon and dated February 28, 2003. In order to induce Silicon to extend or continue to extend financing to the Borrower (but without obligation on Silicon’s part to do so), the Creditor hereby agrees as follows:

1. Subordination of Security Interest. All security interests now or hereafter acquired by Silicon in any or all of the Collateral (as defined below), in which the Borrower now has or hereafter acquires any ownership, leasehold or other interest (the “Silicon Interest”) shall at all times be prior and superior to any lien, ownership interest, security interest or other interest or claim now held or hereafter acquired by the Creditor in the Collateral (the “Subordinate Interest”). Said priority shall be applicable irrespective of the time or order of attachment or perfection of any security interest or the time or order of filing of any financing statements or other documents, or any statutes, rules or law, or court decisions to the contrary. Upon any disposition of any of the Collateral by Silicon, or b~ the Borrower with Silicon’s written consent, the Creditor hereby authorizes Silicon to file UCC terminations with respect to any financing statements in favor of Creditor with respect to Borrower and such Collateral, and Creditor agrees, if requested by Silicon, to execute and immediately deliver any and all other releases, terminations and other documents or agreements which Silicon deems necessary to accomplish a disposition of such Collateral free of the Subordinate Interest; provided that Creditor shall retain its Subordinate Interest in the proceeds of the Collateral so disposed of. Creditor represents and warrants to Silicon that Creditor is the sole holder of all security interests perfected by all UCC-1 Financing Statements authorized by Borrower to the be filed in favor of Creditor.

2. “Collateral” As used in this Agreement, “Collateral” shall mean all of the following types of property, in which the Borrower now has or hereafter acquires any ownership, leasehold or other interest, wherever located: all tangible and intangible property of every kind and description, including (but not limited to) all of the following: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, all of the above, and all Borrower’s books relating to any of the above. The terms “Accounts”, “Inventory”, ‘Equipment”, “Deposit Accounts”, “General Intangibles” and “Investment Property” have the meanings given such terms by the California Uniform Commercial Code in effect on the date hereof. “Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (I) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above. “Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt, securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, and all other securities of every kind, whether certificated or uncertificated. “Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims”, “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.

3. Disposition of Collateral. The Creditor agrees that, until Silicon has received payment in full of all indebtedness, liabilities, guarantees and other obligations of the Borrower to Silicon, now existing or hereafter arising (including without limitation interest accruing after commencement of any bankruptcy or insolvency proceeding with respect to Borrower) (the “Silicon Debt”), Silicon may dispose of, and exercise any other rights with respect to, any or all of the Collateral, free of the Subordinate Interest, provided that the Creditor retains any rights it may have as a junior secured creditor with respect to the surplus, if any, arising from any such disposition or enforcement. The Creditor agrees that any funds of the Borrower which it obtains through the exercise of any right of setoff or other similar right constitute Collateral, and the Creditor shall immediately pay such funds to Silicon to be applied to the outstanding Silicon Debt.

4. Subordination of Debt. Creditor hereby subordinates payment by the Borrower of any and all indebtedness, liabilities, guarantees and other obligations of the Borrower to Creditor, now existing or hereafter arising (collectively, the “Subordinated Debt”), to the payment to Silicon, in full in cash, of all Silicon Debt, and Creditor agrees not to ask for, demand, sue for, take or receive all or any part of the Subordinated Debt nor any security therefor unless and until all of the Silicon Debt has been paid and performed in fill, in cash; provided that, so long as no default or event of default has occurred under any document instrument or agreement evidencing, securing or relating to the Silicon Debt, both before and after giving effect to the following payments, Creditor may accept payment of the following amounts on the Subordinated Debt:

(i)	Regularly scheduled payments of principal and interest under the Note (as defined below); and

(ii)	Any payments that would have otherwise been made pursuant to subclause (i) above but for the occurrence and continuation of a default or event of default as described above and which default or event of default was subsequently cured or waived in writing by Silicon.

Creditor represents and warrants that the amount of Subordinated Debt outstanding on the date hereof is the following amount:

$294,325 pursuant to that certain Promissory Note dated February 28, 2003 executed by Applied Precision, LLC in favor of Creditor and in the original principal amount of $522,215.75 (the “Note”)

and that Creditor has not executed any other subordination agreements with respect to such debt or the Collateral or the Borrower. Creditor agrees that upon any distribution of the assets or readjustment of the indebtedness of the Borrower whether by reason of liquidation, composition, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any of the Subordinated Debt, or the application of the assets of the Borrower to the payment or liquidation thereof, Silicon shall be entitled to receive payment in full in cash of all of the Silicon Debt prior to the payment of all or any part of the Subordinated Debt, and in order to enable Silicon to enforce its rights hereunder in any such action or proceeding, Silicon is hereby irrevocably authorized and empowered in its discretion (but without any obligation on its part) to make and present for and on behalf of Creditor such proof of claim against the Borrower on account of the Subordinated Debt as Silicon may deem expedient or proper and to vote such proofs of claim in any such proceeding and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply same on account of the Silicon Debt. Creditor further agrees to execute and deliver to Silicon such assignments or other instruments as may be required by Silicon in order to enable Silicon to enforce any and all such claims and to collect any and all dividends or other payments or disbursements which may be made at any time on account of all and any of the Subordinated Debt. Creditor shall endorse all notes and other written evidence of the Subordinated Debt with a statement that they are subordinated to the Silicon Debt pursuant to the terms of this agreement, in such form as Silicon shall require, and Creditor will exhibit the originals of such notes and other written evidence of the Subordinated Debt to Silicon so that Silicon can confirm that such endorsement has been made, but this Subordination Agreement shall be fully effective, even if no such endorsement is made.

5. Modifications to Silicon Debt; Waivers. Until Silicon has received payment in full of all Silicon Debt, the Creditor agrees that, in addition to any other rights that Silicon may have at law or in equity, Silicon may at any time, and from time to time, without the Creditor’s consent and without notice to the Creditor, renew, extend or increase any of the Silicon Debt or that of any other person at any time directly or indirectly liable for the payment of any Silicon Debt, accept partial payments of the Silicon Debt, settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of the Silicon Debt, make loans or advances to the Borrower secured in whole or in part by the Collateral or refrain from making any loans or advances to the Borrower, change, waive, alter or vary the interest charge on, or any other terms or provisions of the Silicon Debt or any present or future instrument, document or agreement between Silicon and the Borrower, release, exchange, fail to perfect, delay the perfection of, fail to resort to, or realize upon any Collateral, and take any other action or omit to take any other action with respect to the Silicon Debt or the Collateral as Silicon deem necessary or advisable in Silicon’s sole discretion. The Creditor waives any right to require Silicon to marshal any assets in favor of the Creditor or against or in payment of any or all of the Silicon Debt. Creditor further waives any defense arising by reason of any claim or defense based upon an election of remedies by Silicon which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes the Creditor’s subrogation rights, rights to proceed against the Borrower for reimbursement, and/or any other rights of the Creditor.

6. Default. The Creditor shall promptly give Silicon written notice of any default or event of default under any document, instrument or agreement evidencing, securing or relating to any of the Subordinated Debt, and, until the Silicon Debt has been paid and performed in full, the Creditor shall not accelerate the maturity of the Subordinated Debt, commence or join in any action or proceeding to recover any amounts due on the Subordinated Debt, commence or join in any involuntary bankruptcy petition or similar judicial proceeding against the Borrower, or collect, take possession of, foreclose upon, or exercise any other rights or remedies with respect to, the Collateral, judicially or non-judicially, or attempt to do any of the foregoing.

Silicon shall promptly give the Creditor written notice of any default or event of default under any document, instrument or agreement evidencing, securing or relating to any of the - Silicon Debt; provided, however, Silicon shall not incur any liability to Creditor or Borrower for negligently or inadvertently failing to send such notice to Creditor and any such failure by Silicon to send such notice to Creditor shall not in any way impair, diminish or affect the rights and remedies of Silicon with respect to the Silicon Debt.

7. No Commitment. It is understood and agreed that this Agreement shall in no way be construed as a commitment or agreement by Silicon to continue financing arrangements with the Borrower and that Silicon may terminate such arrangements at any time, in accordance with Silicon’s agreements with the Borrower.

8. No Contest. Creditor agrees not to contest the validity, perfection, priority or enforceability of Silicon’s security interest in the Collateral or the Silicon Debt.

9. Financial Condition of Borrower. The Creditor is presently informed of the financial condition of the Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Silicon Debt and the Subordinated Debt. The Creditor covenants that it will continue to keep itself informed as to the Borrower’s financial condition and all other circumstances which bear upon the risk of nonpayment of the Silicon Debt and the Subordinated Debt. The Creditor waives any right to require Silicon to disclose to it any information which Silicon may now or hereafter acquire concerning the Borrower (except for the notice(s) by Silicon as provided for in Section 6 above).

10. Revivor. If, after payment of the Silicon Debt, the Borrower thereafter becomes liable to Silicon on account of the Silicon Debt, or any payment made on the Silicon Debt shall for any reason be returned by Silicon, this Agreement shall thereupon in all respects become effective with respect to such subsequent or reinstated Silicon Debt, without the necessity of any further act or agreement between Silicon and the Creditor. If, after payment of the Creditor Debt (as defined below), the Borrower thereafter becomes liable to Creditor on account of the Creditor Debt, or any payment made on the Creditor Debt shall for any reason be returned by Creditor, this Agreement shall thereupon in all respects become effective with respect to such subsequent or reinstated Creditor Debt, without the necessity of any further act or agreement between Silicon and the Creditor. For purposes hereof, the term “Creditor Debt” shall mean all indebtedness, liabilities, guarantees and other obligations of the Borrower to Creditor, now existing or hereafter arising (including without limitation interest accruing after commencement of any bankruptcy or insolvency proceeding with respect to Borrower).

11. General. Each party agrees, upon the other party’s request, to execute all such documents and instruments and take all such actions as such party shall deem necessary or advisable in order to carry out the purposes of this Agreement, including, without limitation appropriate amendments to financing statements executed by the Borrower in favor of Creditor or Silicon, as the case may be, in order to refer to this Agreement (but this Agreement shall remain fully effective notwithstanding any failure to execute any additional documents or instruments). The word “indebtedness” is used in this agreement in its most comprehensive sense and includes without limitation any and all present and future loans, advances, credit, debts, obligations, liabilities, representations, warranties, and guarantees, of any kind and nature, absolute or contingent, liquidated or unliquidated, and individual or joint. Creditor represents and warrants that it has not heretofore transferred or assigned the Subordinated Debt, the Subordinate Interest or any financing statement naming Borrower as debtor and Creditor as secured party, and that it will not do so without prior written notice to Silicon and without making such transfer or assignment expressly subject to this Agreement. This Agreement is solely for the benefit of Silicon and Silicon’s successors and assigns, Creditor and Creditor’s successors and assigns, and neither the Borrower nor any other person (other than Silicon and Creditor and their respective successors and assigns) shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. All of Creditor’s and Silicon’s rights and remedies hereunder and under applicable law are cumulative and not exclusive. This Agreement sets forth in flail the terms of agreement between the parties with respect to the subject matter hereof, and may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by Silicon and the Creditor. The Borrower agrees to reimburse Silicon, upon demand, for all costs and expenses (including reasonable attorneys’ fees) incurred by Silicon in enforcing this Agreement against Creditor, whether or not suit be brought. In the event of any litigation between the parties based upon or arising out of this Agreement, the prevailing party shall be entitled to recover all of its costs and expenses (including without limitation attorneys fees) from the non-prevailing party. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California. As a material part of the consideration to the parties for entering into this Agreement, each party (i) agrees that all actions and proceedings based upon, arising out of or relating in any way directly or indirectly to, this Agreement shall be litigated exclusively in courts located within Santa Clara County, California, (ii) consents to the jurisdiction of any such court and consents to the service of process in any such action or proceeding by personal delivery, first-class mail, or any other method permitted by law, and (iii) waives any and all rights to transfer or change the venue of any such action or proceeding to any court located outside Santa Clara County, California. This Agreement shall be binding upon the Creditor and its successors and assigns and shall inure to the benefit of Silicon and Silicon’s successors and assigns.

12. Mutual Waiver of Jury Trial. Creditor and Silicon each hereby waive the- right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to: (i) this Agreement; or (ii) any other present or future instrument or agreement between Creditor and Silicon; or (iii) any conduct, acts or omissions of Creditor or Silicon or any of their directors, officers, employees, agents, attorneys or any other persons affiliated with Creditor or Silicon; in each of the foregoing cases, whether sounding in contract or tort or otherwise.

CONSENT AND AGREEMENT OF BORROWER

The undersigned Borrower hereby approves of, agrees to and consents to all of the terms and provisions of the foregoing Subordination Agreement and agrees to be bound thereby and further agrees that any default or event of default by the Borrower under any present or future instrument or agreement between the Borrower and the Creditor shall constitute an immediate default and event of default under all present and future instruments and agreements between the Borrower and Silicon. Borrower further agrees that, at any time and from time to time, the foregoing Agreement may be altered, modified or amended by Silicon and the Creditor without notice to or the consent of Borrower. Borrower further covenants and agrees not to prepay any part of the Junior Debt or to cause the Junior Debt to be accelerated.

“Creditor:”

LAKESIDE MANAGEMENT L.L.C.

By:	/s/ Ronald C. Seubert
Title:	Member
Address:

Borrower: APPLIED PRECISION HOLDINGS, LLC

By:	/s/ Ronald C. Seubert
Title:	CEO

By:
Title:

APPLIED PRECISION, LLC

By:	Applied Precision Holds, LLC
Title:	Its Sole Member

By:	/s/ Ronald C. Seubert
Title:	CEO

Accepted:

Silicon:

SILICON VALLEY BANK

By:	/s/ Illegible Signature
Title:	Sr. Vice President